UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549
_______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2014

Allegiant Travel Company
_______________________________________________
(Exact name of registrant as specified in its charter)

Nevada	001-33166	20-4745737
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1201 N. Town Center Drive, Las Vegas, NV		89144
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 851-7300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2    Financial Information

Item 2.06    Material Impairments.

As of December 22, 2014, the Board of Directors of Allegiant Travel Company (the “Company”) approved a non-cash impairment charge of approximately $43.2 million to the Company’s fleet of six Boeing 757 aircraft, engines and related assets. The non-cash impairment charge resulted from a recent review of the value of the Company’s Boeing 757 assets. The review was based on factors such as our ability or intent to operate fleet types through their estimated useful lives, potential changes to fleet residual values based on changes in market conditions for used aircraft, spare engines and parts and potential changes to our scheduled revenue network based on competition trends and operational performance. The Company concluded that the carrying value of these aircraft and related assets is no longer fully recoverable when compared to the estimated remaining future undiscounted cash flows from these assets. We will record this impairment charge in fourth quarter 2014. After estimated tax effect, the effect of the impairment charge on net income is expected to be approximately $27.2 million. No portion of the impairment charge will result in future cash expenditures.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Allegiant Travel Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 24, 2014                            ALLEGIANT TRAVEL COMPANY

By: /s/ Scott Sheldon
Name: Scott Sheldon
Title: Chief Financial Officer